As filed with the Securities and Exchange Commission on February 2, 2004

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               PATRIOT GOLD CORP.
                 (Name of Small Business Issuer in its Charter)


           Nevada                             1040                86-0947048
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                            #501-1775 Bellevue Avenue
                      West Vancouver, B.C., Canada V7V 1A9
                                  (604)925-5257
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                            Laughlin Associates, Inc.
                            2533 North Carson Street
                            Carson City, Nevada 89706
                                 (480) 481-3940
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                                David Lubin, Esq.
                        Ehrenreich Eilenberg & Krause LLP
                               11 East 44th Street
                               New York, NY 10017
                          Telephone No.: (212) 986-9700
                          Facsimile No.: (212) 986-2399

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ---------------------- ----------------------- ----------------------
Title of each class of    Amount to be           Proposed maximum       Proposed maximum        Amount of
securities to be          registered             offering price per     aggregate offering      registration fee (2)
registered (1)                                   share                  price
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
Common Stock, par value
$.001 per share                  1,214,000        $ 2.15                     $    2,610,000            $   330.69

Common Stock, par value          1,214,000         $1.40                     $    1,699,600            $   215.34
$.001 per share (3)

Common Stock, par value          1,214,000         $1.45                     $    1,760,300            $   223.03
$.001 per share (4)

Common Stock, par value          1,214,000         $1.50                     $    1,821,000            $   230.72
$.001 per share (5)

Common Stock, par value           1,214,000        $1.55                     $    1,881,700            $   238.41
$.001 per share (6)


Total                             6,070,000                                  $    9,772,600            $ 1,238.19


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on January 27, 2004.

(3) Represents shares of common stock issuable in connection with the exercise of non-transferable warrants. Each warrant entitles the holder to purchase shares of common stock at an exercise price of $1.40 per share.

(4) Represents shares of common stock issuable in connection with the exercise of non-transferable warrants. Each warrant entitles the holder to purchase shares of common stock at an exercise price of $1.45 per share.

(5) Represents shares of common stock issuable in connection with the exercise of non-transferable warrants. Each warrant entitles the holder to purchase shares of common stock at an exercise price of $1.50 per share.

(6) Represents shares of common stock issuable in connection with the exercise of non-transferable warrants. Each warrant entitles the holder to purchase shares of common stock at an exercise price of $1.55 per share.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED FEBRUARY 2, 2004

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               PATRIOT GOLD CORP.
              1,214,000 SELLING STOCKHOLDERS SHARES OF COMMON STOCK
                  4,856,000 SHARES OF COMMON STOCK ISSUABLE IN
                      CONNECTION WITH EXERCISE OF WARRANTS

The prospectus relates to the resale by certain selling security holders of Patriot Gold Corp. of up to 6,070,000 shares of our common stock in connection with the resale of:

     - up to 1,214,000 shares of our common stock which were issued in two private placements; and

     - up to 4,856,000 shares of our common stock which may be issued upon exercise of certain warrants issued in connection with the private placements.

We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. However, we will receive proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The selling security holders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this prospectus.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "PGOL." On January 27, 2004, the closing bid price of our common stock was $2.15.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE _ BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                  The date of this prospectus is _______, 2004

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             3
RISK FACTORS                                                                   4
         Risks Relating to the Offering                                        5
         Risks Relating to Our Company                                         7
         Risks Relating to Our Strategy and Industry                          10
FORWARD-LOOKING STATEMENTS                                                    12
THE OFFERING                                                                  12
USE OF PROCEEEDS                                                              13
SELLING SECURITY HOLDERS                                                      13
PLAN OF DISTRIBUTION                                                          15
LEGAL PROCEEDINGS                                                             17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
         AND CONTROL PERSONS                                                  17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERS AND MANAGEMENT                                                20
DESCRIPTION OF SECURITIES                                                     21
PRIVATE PLACEMENTS                                                            23
CONVERSION OF PREFERRED STOCK                                                 23
EXPERTS                                                                       24
INTEREST OF NAMED EXPERTS AND COUNSEL                                         24
DISCLOSURE OF COMMISSION POSITION OF
        INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                        24
DESCRIPTION OF BUSINESS                                                       24
DESCRIPTION OF PROPERTY                                                       29
MANAGEMENT'S DISCUSSION AND ANALYSIS
         OR PLAN OR OPERATION                                                 29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                34
MARKET FOR COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS                                                  34
EXECUTIVE COMPENSATION                                                        35
FINANCIAL STATEMENTS                                                          36
LEGAL MATTERS                                                                 37
WHERE YOU CAN FIND MORE INFORMATION                                           37

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

As used in this prospectus, the terms "we", "us", "our" and "Patriot Gold Corp." means Patriot Gold Corp., unless otherwise indicated.


                               PROSPECTUS SUMMARY

Our Company

We are a natural resource exploration company and anticipate acquiring, exploring, and if warranted and feasible, developing natural resource properties. Currently we are undertaking an exploration program in western Nevada. We were incorporated in the State of Nevada on November 30, 1998 under the name Northern Ostrich Corp. Our offices are currently located at #501-1775 Bellevue Avenue, West Vancouver, British Columbia, Canada, V7V 1A9. Our telephone number is (604) 925-5257. We maintain a website at www.patriotgoldcorp.com. Information contained on our website does not form part of this prospectus.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling security holders of Patriot Gold Corp. of up to 6,070,000 shares of our common stock in connection with the resale of:

- up to 1,214,000 shares of our common stock which were issued in a private placement in July 2003 and a private placement in November 2003; and
- up to 4,856,000 shares of our common stock which may be issued upon exercise of certain warrants issued in connection with the private placements.

The selling security holders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling security holders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 27,719,400 shares of our common stock issued and outstanding as at January 27, 2004.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders. However, we will receive proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised. We will incur all costs associated with this registration statement and prospectus.

Summary Financial Data

The following summary unaudited interim financial information for the quarters ended November 30, 2003 and 2002 and the audited financial information for the years 2003 and 2002 includes balance sheet and statement of operations data from the unaudited and audited financial statements of Patriot Gold Corp. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included in the November 30, 2003 Form 10-QSB and 2003 Form 10-KSB that is incorporated by reference.

                               Patriot Gold Corp.
                      (in thousands, except per share date)

                                                 For the Year Ended                 For the Six Months Ended
                                                       May 31,                            November 30,
                                               2003               2002               2003               2002
                                        ----------------------------------------------------------------------------
Statement of                                                                               (Unaudited)
Operation Data:                               Actual             Actual             Actual             Actual
Net Sales                               $               -   $              -   $              -   $              -
Operating Expense                                      23                  3              1,454                 15
Loss from Operations                                  (23)                (3)            (1,454)               (15)
Net Loss                                              (23)                (3)            (1,454)               (15)

Loss per Share                          $               -   $              -   $          (0.08) $               -

                                                             (in thousands)
                                                                                 (Unaudited)
                                                       May 31,                   November 30,
Balance Sheet Data                             2003               2002               2003
-------------------------------------------------------------------------------------------------
Working Capital                                 $     (14)         $      (7)          $     700
Total Assets                                            -                  -                 759
Short-term Debt                                        14                  7                  16
Long-term Debt                                          -                  -                   -
Total Stockholders' Equity                            (14)                (7)                743





                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our 4 company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to this Offering

The price of our common stock may fluctuate significantly as a result of the shares we are registering for the selling stockholders and you may find it difficult for you to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We have 27,719,400 shares of common stock issued and outstanding as of January 27, 2004. When this registration statement is declared effective, the selling stockholders may be reselling up to 6,070,000 shares of our common stock, of which 1,214,000 are included in the number of our issued and outstanding common shares as of January 27, 2004, shown above. As a result of such registration statement, a substantial number of our shares of common stock may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment. To the extent any of the selling stockholders exercise any of their warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

The exercise of the warrants and outstanding options will dilute the percentage of common stock owned by each of our existing stockholders.

The exercise of warrants and options into common stock will dilute existing stockholders and affect the market price of our common stock. As of January 27, 2004, we had outstanding options and warrants to acquire as many as 5,496,000 shares of our common stock. This includes the warrants held by the selling security holders to acquire shares of common stock. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. We lack control over the timing of any exercise or the number of shares offered or sold if exercises or conversions occur.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock and warrants being sold in this offering will not be possible in each state until the shares of common stock and warrants are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. There can be no assurance that we will be successful in registering or qualifying the common stock or warrants for secondary trading, or identifying an available exemption for secondary trading in our common stock or warrants in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock or warrants in any particular state, the shares of common stock and warrants could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock or warrants, the market for the common stock and warrants could be adversely affected.

Risks Related to Our Company

We have a going concern opinion from our auditors, indicating the possibility that we may not able to continue to operate.

The Company has incurred net losses of $1,483,543for the period from June 1, 2000 (inception of development stage) to November 30, 2003. For the three months ended November 30, 2003, we incurred a net loss of $1,262,813. Management believes that the gross proceeds of $367,500 generated from the private placement in July 2003, the gross proceeds of $1,080,000 generated from the private placement in November 2003 and $1,723,650, we collected from the exercise of stock options issued under our stock option plan will be sufficient to continue our planned activities for the remainder of the current fiscal year. However, we anticipate generating losses for the next 12 months. Therefore we may be unable to continue operations in the future as a going concern. Our plans to deal with this uncertainty include raising additional capital or entering into a strategic arrangement with a third party. There can be no assurance that our plans can be realized. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in Patriot Gold.

Since we lack a significant operating history and have losses which we expect to continue into the future, we may not be able to pursue our business plan.

We have not conducted any business since May 2000 and in May 2001, our board of directors determined that it was in the best interest of our stockholders to become active again. We were not successful in finding the right operating business to acquire or merge with and therefore we have determined to become a natural resource exploration company and to seek opportunities in this field. Natural resource exploration and development requires significant capital and our assets and resources are extremely limited. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-    our ability to acquire and develop natural resource properties
-    our ability to generate revenues
- our ability to raise the capital necessary to continue the development of our exploration plan.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the acquisition of, and exploration of the natural resource properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing will interfere with our ability to expand our current business operations.

If we want to maintain our interest in the MinQuest property, on or before July 25, 2004 we are required to incur no less than $75,000 in expenditures in connection with exploration operations as well as paying MinQuest $20,000. We are also currently in the process of negotiating the purchase of a mining property in Arizona, which will require payment to the sellers of the property of not less than $350,000. We may need to raise additional funds through public or private debt or equity sales in order to fund our operations and fulfill our contractual obligations. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current exploration in Nevada, and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Restated Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. In addition, the board can issue the preferred stock with any preferences, designations and rights it deems appropriate. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares from the selling shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance may result in a change of control of our corporation.

If we do not complete the required option payment and capital expenditure requirements mandated in our agreement with MinQuest, we will lose our interest in the property and our business may fail.

In order to earn a 100% interest in the two Nevada mineral exploration properties which we are currently exploring, we must pay MinQuest, Inc. and incur expenditures relating to mining operations in accordance with the following schedule: (i) on or before July 25, 2004, $20,000 to MinQuest and $75,000 in expenditures; (ii) on or before July 25, 2005, $20,000 to MinQuest and an additional $100,000 in expenditures; (iii) on or before July 25, 2006, $20,000 to MinQuest and an additional $100,000 in expenditures; (iv) on or before July 25, 2007, $20,000 to MinQuest and an additional $100,000 in expenditures; and (v) on or before July 25, 2008, an additional $125,000 in expenditures. If we have not incurred the requisite expenditures to maintain our option in good standing, we have a 60-day period subsequent to July 25th to make such payment along with such amount which shall be deemed to have been an expenditure incurred by us during such period. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments made and all our rights to the properties.

Our chances of success will be diminished if we lose the services of any of our management team or if potential conflicts of interest between our business and management are not resolved in our favor.

We are presently dependent to a great extent upon the experience, abilities and continued services of Ronald Blomkamp, Robert Sibthorpe and Robert Coale. All three individuals have expertise in natural resource exploration and the loss of any of these individuals would negatively impact our operations. If we lost the services of any of these individuals we would be forced to find other qualified management to assist us in location and exploration of a property. This would be costly to us in terms of both time and expenses. None of these individuals has an employment agreement with us nor do we have key-man life insurance on them. Therefore, the loss of the services of these individuals would have a material adverse effect on our ability to explore this property and continue our operations.
                                        9

Our  officers  and  directors  have the ability to be employed by or consult for
other  companies  which  may  prevent  them  from  devoting   full-time  to  our
operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment by other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

We face intense competition from other used exploration companies which are larger and have greater resources which could result in a failure to purchase and develop a natural resource property.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. We compete with many exploration companies which have significantly greater personnel, financial, managerial, technical and marketing resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

We will require additional management personnel with expertise in exploration in order to achieve our business objectives.

We will require additional management, middle management and technical personnel who have previous expertise in natural resource exploration in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in the exploration industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

Risks Relating to Our Strategy and Industry

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted and feasible, developing natural resource properties. Our current properties are in the exploration stage only and are without known reserves of natural resources. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of natural resources, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

Because of the speculative nature of exploration and development, there is a substantial risk that our business will fail.

The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the property we have optioned in Nevada contains commercially exploitable reserves. Exploration for natural reserves is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing commercially feasible reserves. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

The potential profitability of natural reserve ventures depends upon factors beyond the control of our company.

The potential profitability of natural reserves properties is dependent upon many factors beyond our control. For instance, world prices and markets for gold are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive mine may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of natural resources from the mine. In addition, production from any mine may be unmarketable if it is impregnated with deleterious substances. The marketability of natural resources which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

It is possible that there may be native or aboriginal claims to our property which could affect our ability to explore this property.

         Although we believe that we have the right to explore this property, we cannot substantiate that there are no native or aboriginal claims to our property. If a native or aboriginal claim is made to this property, it would negatively affect our ability to explore this property. If it is determined that there is a legitimate claim to this property then we may be forced to return this property without adequate consideration. Even if there is no legal basis for such claim, the costs involved in resolving such matter may force us to delay or curtail our exploration completely.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages _ to __, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                  THE OFFERING

This prospectus relates to the resale by certain selling security holders of Patriot Gold Corp. of up to 6,070,000 shares of our common stock in connection with the resale of:

     - up to 1,214,000 shares of our common stock which were issued in a private placement in July 2003 and a private placement in November 2003; and

     - up to 4,856,000 shares of our common stock which may be issued upon exercise of certain warrants issued in connection with the private placements.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of up to $7,162,600 upon exercise of all of the purchase warrants (assuming all warrants are exercised prior to expiry) and these proceeds will be used for general working capital purposes.

                            SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the warrants. Because the selling security holders may offer all or only some portion of the 6,070,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of January 27, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. To our knowledge, none of the selling security holders is a broker-dealer, or an affiliate of a broker-dealer.

None of the selling security holders has any position, office or material relationship with us. Except as otherwise, indicated, all securities are owned directly.

The Class A warrants issued in the November 2003 private placement are not exercisable until November 27, 2004, the Class B warrants are not exercisable until November 27, 2005, the Class C warrants are not exercisable until November 27, 2006 and the Class D warrants are not exercisable until November 27, 2007. Notwithstanding the foregoing, the following table assumes that the warrants issued in the November 2003 private placement will be exercisable upon the effectiveness of this registration statement.

Name of Selling         Common         Number of         Total          Number of Shares
Security holder and     Shares         Shares            Shares         Owned
Position, Office or     owned          Issuable          Registered     by Selling Security
Material                by the         Upon Exercise                    holder After
Relationship with       Selling        of all of the                    Offering and
Patriot Gold Corp.      Security       Warrants(2)                      Percent of Total
                        holder (2)                                      Issued and
                                                                        Outstanding(1)(2)
                                                                        # of        % of
                                                                        Shares      Class
---------------------   ------------   ---------------   ------------   ------      -----
Almir Ramic                  450,000    1,800,000(3)(4)     2,250,000        0       7.6%
Colin Bruce Worth            320,000    1,280,000(4)        1,600,000        0       5.5%
Jill Kurucz                  224,000      896,000(4)        1,120,000        0       3.9%
Paul Uppal                   130,000      520,000(3)          650,000        0       2.3%
David Langley                 90,000      360,000(3)          450,000        0       1.6%

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 27,719,400 common shares issued and outstanding on January 27, 2004.
(2) The number of shares of common stock listed as beneficially owned by such selling security holder represents the number of shares of common stock currently owned and potentially issueable upon exercise of warrants.
(3) Includes 130,000 shares of common stock issuable upon exercise of the warrants purchased in the July 2003 private placement which are exercisable at $1.40 per share, 130,000 shares issuable upon exercise of the warrants which are exercisable at $1.45 per share, 130,000 which are exercisable at $1.50 per share and 130,000 which are exercisable at $1.55 per share. All the warrants are exercisable until October 25, 2006.
(4) Includes 320,000 shares of common stock issuable upon exercise of the warrants purchased in the November 2003 private placement which are exercisable at $1.40 per share, 320,000 shares issuable upon exercise of the warrants which are exercisable at $1.45 per share, 320,000 which are exercisable at $1.50 per share and 320,000 which are exercisable at $1.55 per share. All the warrants are exercisable until November 27, 2009.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of the applicable exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e) privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws);

     (g) at the market to or through market makers or into an existing market for the shares;

     (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

     (i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

Allexpenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                                LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors, executive officers and other significant employees, their ages, positions held and duration each person has held that position, are as follows:

------------------------------- ---------------------------- ---------------------------- ----------------------------
Name                            Position Held with the       Age                          Date First Appointed
                                Company
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Ronald C. Blomkamp              Chairman, President, Chief   58                           July 21, 2003
                                Executive and Operating
                                Officer and Secretary
------------------------------- ---------------------------- ---------------------------- ----------------------------
Robert A. Sibthorpe             Director                     54                           June 23, 2003
------------------------------- ---------------------------- ---------------------------- ----------------------------
Robert D. Coale                 Director                     63                           June 23, 2003
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------

Business Experience
The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed. Ronald
C. Blomkamp has been our Chairman, President, Chief Executive and Operating Officer and Secretary since July 21, 2003. For the five years prior to becoming a director and officer to
                                       17
our company, Mr. Blomkamp acted on his own behalf investing in the stock markets. With a focus on the natural resource sector, his daily involvement in this area saw him making many strategic partnerships amongst the various professionals working in this field. Prior to this he has been a director at Bateman Mining Products, has worked extensively at the face of many of the world's deepest gold mines and across several facets of the industry, and has collaborated with the South African Chamber of Mines on rock mechanics, safety and efficiency. He holds several patents relating to advanced mining technology. Mr. Blomkamp holds a Diploma in Production Engineering from Witwatersrand College for Advanced Technology in South Africa, and for sixteen years worked at Edward L Bateman (ELB), South Africa's leading mining services company.

Robert A. Sibthorpe has been a director since June 23, 2003, and is an exploration Geologist and Financial Analyst with more than 30 years of multi-disciplinary experience in many aspects of the natural resource sector. Since the beginning of 2003 he has acted as an independent consultant and director and sits on the Board of Freegold Ventures Corp. and provides independent consulting services to Rare Earth Metals Corp. and Olympus Pacific Minerals Ltd. From 2001 to 2002 Mr. Sibthorpe acted as Senior Vice President of Business Development in Vancouver for Ivanhoe Mines Ltd., a mid-tier copper and iron ore producer, where he was responsible for evaluating new opportunities, and for advancing properties of merit already held by the company. By forming and running a "Small Mines Unit", he was directly responsible for placing into commercial production, an epithermal gold deposit in Korea and advancing two other Asian gold properties to the Feasibility Study level. In 1999 and 2000 Mr. Sibthorpe was Senior Mining Analyst for Canaccord Capital Corp. (Vancouver). From 1997 to 1998 Mr. Sibthorpe acted as an independent consultant and director based out of Phoenix, Arizona. From 1986 to 1996 Mr. Sibthorpe acted as Director and Senior Analyst Corporate Finance (Canada), working in Toronto and Vancouver for Yorkton Securities Inc. From 1979 to 1985 he worked at Midland Doherty Ltd. as Institutional Mining Analyst and was appointed a Director and Head of Research for that firm. A graduate of the University of Toronto in 1971, he began his career as a geologist conducting exploration programs for mining companies in Canada, the Middle East and the Republic of South Africa for ten years, and in 1978 completed an MBA at the University of Toronto.

Robert D. Coale has been a director since June 23, 2003. He is a Professional Engineer with a specialty in the mining sector. With two engineering degrees (1963 - MetE. - Colorado School of Mines, 1971 - MSc. - University of the Witwaterstrand in South Africa) and an MBA from the University of Minnesota
(1982), he has over 30 years of resource related business and management experience. From 1999 to present, Mr. Coale has acted as Senior Project Manager for AES Construction Group, Van Nuys, CA. He is responsible for development of natural gas and landfill gas (LFG) reciprocating internal combustion (RIC) engine generator plants from 800 kW to more than 5 MW, and as design engineer for liquefied and compressed natural gas storage and fueling facilities. He is a member of the technical advisory board of Andean American Mining Co. From 1996 to 1999 Mr. Coale acted as a consulting Metallurgical/Environmental Engineer. During this time he was also president of Yuma Copper Corp., a Canadian mining company, and was responsible for managing activities during the exploration for copper oxides and development of three separate properties in the Second Region of Chile. He also acted as a member of the Board of

Directors of Francisco Gold Corp. From 1992 to 1996 Mr. Coale again acted as a consulting engineer. He was responsible for evaluation of mineral properties worldwide including development of metallurgical processing design and closure plans for industrial and mine sites. He was also responsible for the technical direction and management of a group of engineers, scientists, and technicians involved in landfill and mineral leaching facility design, construction, and construction quality assurance. From 1989 to 1992 Mr. Coale was Technical Director of Mine Reclamation Corporation, Palm Springs, CA. He was responsible for the direction of technical development and environmental permitting of the Eagle Mountain Project, a 20,000 tpd municipal solid waste-by-rail landfill in Southern California including design and engineering of landfill facilities including liner system, leachate recovery and treatment, and transportation (rail and truck) facilities.

Other than the Shareholders Agreement among our three directors which is discussed below, there are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors.

There are no family relationships among our directors or officers.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a "financial expert" on the board or an audit committee or nominating committee. Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

     1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

     2. any  conviction  in a criminal  proceeding or being subject to a pending
     criminal   proceeding   (excluding   traffic  violations  and  other  minor
     offenses);

     3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 27, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

The following table assumes that there are 27,719,400 shares issued and outstanding as of January 27, 2004.

Unless indicated otherwise, all addresses below are c/o Patriot Gold Corp., #501-1775 Bellevue Avenue, West Vancouver, British Columbia, Canada, V7V 1A9.

---------------------------------------- -------------------------------------- --------------------------------------
Name of Beneficial Owner                 Amount and Nature of Beneficial        Percentage of Class
                                         Ownership
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Bruce Johnstone                          4,500,000 (1)                          16.23%
102 Donaghy Avenue,
North Vancouver, B.C.
Canada V7P 2L5
---------------------------------------- -------------------------------------- --------------------------------------
Robert A. Sibthorpe                      3,150,000 (2)                          11.30%
---------------------------------------- -------------------------------------- --------------------------------------
Robert D. Coale                          3,075,000(3)                           11.06%
---------------------------------------- -------------------------------------- --------------------------------------
Ronald C. Blomkamp                       3,115,000(4)                           11.20%
---------------------------------------- -------------------------------------- --------------------------------------
Directors and Officers as a Group (3     9,340,000                              33.30%
individuals)
---------------------------------------- -------------------------------------- --------------------------------------

     (1) In June 2003, we issued 13,500,000 Series A 7% Redeemable Preferred Shares to Bruce Johnstone, our officer and director from October 2002 until July 2003. In September, Mr. Johnstone exchanged his 13,500,000 preferred shares for 13,500,000 shares of our common stock. On January 22, 2004, Mr. Johnstone transfered 9,000,000 shares of common stock to our three directors.

     (2) Includes 150,000 options pursuant to the Stock Option Plan to purchase common stock at a purchase price of $0.05 per share. An additional 50,000 options vest on April 1, 2004.

     (3) Includes 75,000 options pursuant to the Stock Option Plan to purchase common stock at a purchase price of $0.05 per share. An additional 25,000 vest on April 1, 2004.

     (4) Includes 100,000 options pursuant to the Stock Option Plan to purchase common stock at a purchase price of $0.05 per share. An additional 50,000 vest on April 1, 2004 and 50,000 vest on August 1, 2004.

Shareholders' Agreement

Messrs. Blomkamp, Sibthorpe and Coale are party to a Shareholders' Agreement dated as of January 22, 2004. The agreement provides that for so long as the person holds any of the 3,000,000 shares which he received from Bruce Johnstone, the directors shall vote such shares to maintain three persons on our board. Upon any vote to appoint representatives to the Board, each shareholder agreed that he shall vote his shares for the other two shareholders. If one of the three shareholders is no longer a shareholder, or if the Board or our shareholders decided to remove one of the Board members, or the shareholder no longer holds any of the 3,000,000 shares which he received from Mr. Johnstone, then the other two shareholders agreed to vote their shares together to either maintain the number of Board members as two or to nominate and appoint a third Board member. The agreement also provides that for all other matters in which shares are voted, the three shareholders shall vote their 3,000,000 shares together as determined by the decision of two of the three shareholders.

The shareholders also agreed that he will not, directly or indirectly, sell, pledge, gift or in any other way dispose of any of the 3,000,000 shares which he received from Mr. Johnstone. This transfer restriction shall apply to such shares in all situations during all times that such individual holds any of the 3,000,000 shares.

We are unaware of any other contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

                            DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock. As of January 27, 2004, we have issued 27,719,400 shares of common stock. Upon liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future. In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

We have issued an aggregate of 3,735,000 options to purchase our common stock at prices ranging from $0.05 - $1.50 per share pursuant to our Amended 2003 Stock Option Plan, consisting of a share purchase plan and a share option plan, of which 3,095,000 had been exercised at December 31, 2003. Shares fully vested at December 31, 2003, totaled 3,300,000. We reserved 5,546,000 shares for grant under the Amended 2003 Stock Option Plan and have issued 3,095,000 of such shares to date.

We have outstanding 1,400,000 warrants to purchase 1,400,000 shares of our common stock, which are exercisable until October 2006. 350,000 warrants are exercisable at $1.40 per share, 350,000 warrants are exercisable at $1.45 per share, 350,000 warrants are exercisable at $1.50 per share, and 350,000 warrants are exercisable at $1.55 per share. We reserved the right, in our sole discretion, to decrease the exercise price of the warrants and extend the expiration date of the warrants. These warrants were issued in a private placement to three foreign investors in July 2003 in connection with their purchase of units issued by us.

We have outstanding 3,456,000 warrants to purchase 3,456,000 shares of our common stock, which are exercisable until October 2006. The 864,000 warrants which are exercisable at $1.40 per share are not exercisable until November 27, 2004; the 864,000 warrants which are exercisable at $1.45 per share are not exercisable until November 27, 2005, the 864,000 warrants which are exercisable at $1.50 per share are not exercisable until November 27, 2006, and the 864,000 warrants which are exercisable at $1.55 per share are not exercisable until November 27, 2007. All the warrants issued in the November 2003 private placement terminate November 26, 2009. We reserved the right, in our sole discretion, to accelerate the exercise date of the warrants, to decrease the exercise price of the warrants and extend the expiration date of the warrants. These warrants were issued in a private placement to three foreign investors in November 2003 in connection with their purchase of units issued by us.

Except for these warrants and options, there are no outstanding options, warrants, or rights to purchase any of the securities of Patriot Gold Corp.

We authorized the issuance of up 20,000,000 shares of preferred stock, with timing and terms at the discretion of the board of directors. In June 2003, we issued 13,500,000 Series A 7% Redeemable Preferred Shares to Bruce Johnstone, our former officer and director. In September, Mr. Johnstone exchanged his 13,500,000 preferred shares for 13,500,000 shares of our common stock. No shares of preferred stock are issued as of the date of this prospectus.

                               PRIVATE PLACEMENTS

On July 24, 2003 we issued to three non-United States accredited investors an aggregate of 350,000 shares of common stock and 350,000 Class A warrants, 350,000 Class B warrants, 350 Class C warrants and 350,000 Class D warrants in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act.

Each Class A, Class B, Class C and Class D warrant is exercisable for three years at a price of $1.40, $1.45, $1.50 and $1.55, respectively, for one share of common stock.

The private offering generated gross proceeds of $367,500. The proceeds are being used for working capital.

On November 27, 2003 we issued to three non-United States accredited investors an aggregate of 864,000 shares of common stock and 864,000 Class A-1 warrants, 864,000 Class B-1 warrants, 864,000 Class C-1 warrants and 864,000 Class D-1 warrants in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act.

The Class A-1 warrants are exercisable on November 27, 2004 for a period of 5 years at an exercise price of $1.40 per share of common stock; the Class B-1 warrants are exercisable on November 27, 2005 for a period of 4 years at an exercise price of $1.45; the Class C-1 warrants are exercisable on November 27, 2006 for a period of 3 years at an exercise price of $1.50; and the Class D-1 warrants are exercisable on November 27, 2007 for a period of 2 years at an exercise price of $1.55 per share.

The private offering generated gross proceeds of $1,080,000. The proceeds are being used for working capital.

                          CONVERSION OF PREFERRED STOCK

Bruce Johnstone was the sole president and officer of the company from October 2002 until his resignation in July 2003. In June 2003, we issued 13,500,000 Series A 7% Redeemable Preferred Shares to Mr. Johnstone. Each preferred share had the right to vote with the common shares on all matters requiring stockholder vote. The preferred shares were entitled to receive, when and as declared by our Board, a non-cumulative dividend at the rate of 7% per annum equal to the redemption price. We had the right to redeem all or any portion of the outstanding preferred shares at the redemption price plus any dividends that were declared but not yet paid. The redemption price of the preferred shares was the par value of said share, or $0.001 per share. In the event of a liquidation, dissolution or winding up of the company, the holder of the preferred shares was entitled to receive, prior to any distributions to the holders of the common stock, the redemption price for their outstanding shares together with any declared but unpaid dividends.

As of September 2, 2003, we executed and delivered an agreement with Mr. Johnstone whereby he exchanged his 13,500,000 Series A 7% Redeemable Preferred Shares for 13,500,000 shares of our common stock. There was no additional consideration between Mr. Johnstone and us for such exchange. However, Mr. Johnstone agreed to consider transferring an aggregate of

9,000,000 shares of his common stock to our current directors. We initially had agreed to file a registration statement covering the 4,500,000 shares of common stock held by Mr. Johnstone prior to December 31, 2003 or in the next registration statement we prepare if filed prior to such date. Mr. Johnstone agreed to waive his registration rights until December 31, 2004.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Robison Hill & Co., independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             DESCRIPTION OF BUSINESS

History

We were incorporated in the State of Nevada on November 30, 1998. We were originally organized to engage in the business of breeding, raising and marketing ostriches, ostrich meat and ostrich by-products to the wholesale and retail markets. We operated from November 30, 1998 through approximately May 31, 2000, when we ceased all operations due to lack of capital.

On or about May 1, 2001, the directors determined that it was in the best interest of our stockholders to become active again and we began seeking potential operating businesses and business opportunities with the intent to acquire or merge with such businesses. We are considered a development stage company. Our offices are currently located at #501-1775 Bellevue Avenue, West Vancouver, British Columbia, Canada, V7V 1A9. Our telephone number is (604) 925-5257. We maintain a website at www.patriotgoldcorp.com. Information contained on our website does not form part of this prospectus.

On October 20, 2002, Mr. Bruce Johnstone was appointed to the board of directors and as an officer. On October 31, 2002, Mr. Manfred Schultz and Mr. Gerald Hinkley resigned as directors and officers of the company. The resignations were offered for personal reasons and not for any disagreement with management of the company or its policies. Both resigning directors and the company parted ways on good terms.

In June 2003, we filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada changing the name of our company and authorizing the issuance of preferred stock.

On June 12, 2003, we issued 13,500,000 Series A 7% Redeemable Preferred Shares to Mr. Bruce Johnstone, our director and officer, in consideration for his services; this issuance having been previously approved by a vote of both the Board of Directors and the majority stockholders. Each Series A 7% Redeemable Preferred Share had the right to vote with the common shares on all matters requiring stockholder vote, including without limitation the election of directors.

On June 13, 2003, two stockholders returned a total of 700,000 shares of common stock to us for cancellation. On June 17, 2003, each issued and outstanding share of common stock was forward split at a rate of one for seven and six-tenths (1:7.6) so that each share of common stock became equal to 7.6 shares.

On June 17, 2003, we received a new trading symbol to reflect the company name change and forward split of the common stock. The new trading symbol is PGOL.

On June 23, 2003 the Board adopted a resolution to (i) increase the number of positions on the Board to a total of three and (ii) appointed to the newly created positions Mr. Robert A. Sibthorpe of Vancouver, B.C. and Mr. Robert D. Coale of Agoura Hills, CA.

On July 21, 2003. Mr. Bruce Johnstone resigned as an officer and director. The resignation was offered for personal reasons and not for any disagreement with management of the company or its policies. On July 21, 2003, Mr. Ronald C. Blomkamp was appointed as the President, Chief Executive and Financial Officer and Secretary and a director of the company.

                                Plan of Operation

We are a natural resource exploration company with an objective of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we participate in the natural resource industry through the purchase of small interests in producing properties, the purchase of property where feasibility studies already exist or by the optioning of natural resource exploration and development projects. To date we have several properties under option, and are in the early stages of exploring these properties.

Minquest Agreement

An agreement with Minquest, Inc. gives us the right to purchase 100% of the mining interests of two Nevada mineral exploration properties currently controlled by MinQuest, a natural resource exploration company. Together, these two properties consist of 28 mining claims on a total of 560 acres in the northwest trending Walker Lane located in western Nevada. We also entered into a letter of intent in November 2003 to purchase a 100% interest in a mining property located in the historic Oatman gold mining district in Nevada.

Simultaneous with the execution and delivery of the Property Option Agreement, we paid MinQuest $12,500. In order to earn a 100% interest in these two properties, we must pay MinQuest, Inc. and incur expenditures relating to mining operations in accordance with the following schedule: (i) on or before July 25, 2004, $20,000 to MinQuest and $75,000 in expenditures; (ii) on or before July 25, 2005, $20,000 to MinQuest and an additional $100,000 in expenditures; (iii) on or before July 25, 2006, $20,000 to MinQuest and an additional $100,000 in expenditures; (iv) on or before July 25, 2007, $20,000 to MinQuest and an additional $100,000 in expenditures; and (v) on or before July 25, 2008, an additional $125,000 in expenditures. If we have not incurred the requisite expenditures to maintain our option in good standing, we have a 60-day period subsequent to July 25th to make such payment along with such amount which shall be deemed to have been an expenditure incurred by us during such period. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments made and all our rights to the properties. If all said payments are made, then we will acquire all mining interests in the property, subject to MinQuest retaining a 3% royalty of the aggregate proceeds received by us from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.

Pursuant to the Property Option Agreement, we have a one-time option to purchase up to 2% of MinQuest's royalty interest at a rate of $1,000,000 for each 1%. We must exercise our option 90 days following completion of a bankable feasibility study.

With the expertise provided by our Board of Directors and consulting geology professionals, all of whom have been compensated by way of the company stock option plan, we now have the expertise required to decide if we should invest in a particular project. This decision will be based on information that will be provided by the vendor or the project and by information collected by our experts through independent due diligence, and include at least the following:


-    A description of the project and the location of the property;
-    The lands that will be subject to the exploration project;
- The royalties, net profit interest or other charges applicable to the subject lands;
-    The estimated cost of any geophysical work contemplated; and
- The estimated acquisition costs, exploration costs and development costs of the property.

In July 2003, members of our Board of Directors and geology team made an onsite inspection of both properties optioned by the company from MinQuest. From this visit, an exploration plan was determined and a schedule to begin work on the properties was organized to commence in the month of September 2003. On September 19, 2003 the company announced that an exploration program consisting of geologic mapping and surface geochemical sampling was underway on the Bruner property and that a GPS controlled ground magnetics survey was scheduled for later that month. Since then, a ground magnetics survey and detailed mapping and rock chip geochemical sampling of the western portion of the claim block on the Bruner property has been completed. The magnetics indicate the presence of northwesterly and northerly trending faults under the pediment cover that may host gold mineralization. Geologic mapping of rocks exposed in the western portion of the Patriot held claims show several small quartz bearing structures trending northwest and dipping steeply to the northeast. These small structures are thought to be related to a much larger fault-hosted vein system under gravel cover in the broad valley south of the mapping. Approximately 1 square mile of ground magnetics was completed at Bruner. The survey was done on 50 meter spaced lines, run north-south using a GPS controlled Geometrics magnetometer. The interpretation shows numerous northwest and north-south trending magnetic lows associated with faults. To the southeast, under gravel cover, is a much more continuous northwest trending feature that has not been drill tested, and data is sufficiently encouraging that an expanded CSMT survey is recommended to trace these structures in the third dimension. Three or four north-south lines of CSMT are scheduled and further work is ongoing.

At the Vernal property, mapping and sampling has been initiated. Poorly exposed sheeted quartz veining in rhyolitic volcanics assayed up to 0.42 oz/ton gold and
0.17 oz/ton silver in initial sampling. The gold/silver ratios indicate we are very high in the hydrothermal system at Vernal and additional mapping and sampling is ongoing.

Letter of Intent

In November 2003 we executed a letter of intent to purchase a 100% interest in a mining property located in the historic Oatman gold mining district in Arizona. Work already completed on this property includes a pre-feasibility study as well as 36,000 feet of primarily reverse circulation drilling which was done over twenty years ago. A drill indicated estimate has already been established and the deposit remains open along strike which means further drilling may be able to expand this estimate.

The letter of intent grants us an exclusive right to close on the purchase of the property for six months from the date the contract is executed. We are currently in the process of preparing and negotiating the purchase contract for the property.

Financing

In July 2003 we completed a private placement of shares and warrants which generated an aggregate of $367,500 in proceeds, and the private placement we closed in November 2003 generated $1,080,000 in gross proceeds. In addition, a further $1,723,650.00 was obtained from the exercise of stock options issued under the company's stock option plan However, we will need additional funding within the next twelve months in order to pursue our business plan and acquire interests in natural resource projects. Given the fact that we do not currently have any assets, we would expect that such financing would be available from the public or private offering of our shares. However, there is no guarantee that required capital will be available to us for these purposes.


Competition

The natural resource industry is highly competitive in all its phases. Properties in which we have an interest will encounter strong competition from many other natural resource companies, including many that possess substantial financial resources, in acquiring economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain their properties.

Government Regulation

The federal government and various state and local governments have adopted laws and regulations regarding the protection of natural resources, human health and the environment. We will be required to conduct all exploration activities in accordance with all applicable laws and regulations. These may include requiring working permits for any exploration work that results in physical disturbances to the land and locating claims, posting claims and reporting work performed on the mineral claims. The laws and regulations may tell us how and where we can explore for natural resources, as well as environmental matters relating to
exploration  and  development.   Because  these  laws  and  regulations   change
frequently, the costs of compliance with existing and future environmental regulations cannot be predicted with certainty.

Any exploration or production on United States Federal land will have to comply with the Federal Land Management Planning Act which has the effect generally of protecting the environment. Any exploration or production on private property, whether owned or leased, will have to comply with the Endangered Species Act and the Clean Water Act. The costs of complying with environmental concerns under any of these acts varies on a case by case basis. In many instances the cost can be prohibitive to development. Environmental costs associated with a particular project must be factored into the overall cost evaluation of whether to proceed with the project.
                                       28

There are no costs to us at the present time in connection with compliance with environmental laws. However, since we do anticipate engaging in natural resource projects, these costs could occur at any time. Costs could extend into the millions of dollars for which we could be liable. In the event of liability, we would be entitled to contribution from other owners so that our percentage share of a particular project would be the percentage share of our liability on that project. However, other owners may not be willing or able to share in the cost of the liability. Even if liability is limited to our percentage share, any significant liability would wipe out our assets and resources.

Employees

We have  commenced  only  limited  operations.  Therefore,  we have no full time
employees.   Our  sole  officer  and  three  directors   provide   planning  and
organizational services for us on a part-time basis.

                             DESCRIPTION OF PROPERTY

We do not lease or own any real property. We currently maintain our corporate office at #501-1775 Bellevue Avenue, West Vancouver, British Columbia, Canada, V7V 1A9. This office space is an office sharing arrangement being provided as an accommodation to us by our former officer - where we can receive mail and perform other minimal corporate functions. It is being provided without any cost or expense to us. As our business operations grow, it will be necessary for us to seek appropriate office space. Management believes suitable office space will be available when it is needed.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this proxy statement/prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, our directors or officers, primarily with respect to the future operating performance of Patriot Gold Corp. and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, but are "forward-looking" statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

OVERVIEW

We are a natural resource exploration company with an objective of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we participate in the natural resource industry through the purchase of small interests in producing properties, the purchase of property where feasibility studies already exist or by the optioning of natural resource exploration and development projects. To date we have several properties under option, and are in the early stages of exploring these properties.

An agreement with Minquest, Inc. gives us the right to purchase 100% of the mining interests of two Nevada mineral exploration properties currently controlled by MinQuest, a natural resource exploration company. Together, these two properties consist of 28 mining claims on a total of 560 acres in the northwest trending Walker Lane located in western Nevada. We also entered into a letter of intent in November 2003 to purchase a 100% interest in a mining property located in the historic Oatman gold mining district in Nevada.

Minquest Agreement

Simultaneous with the execution and delivery of the Property Option Agreement, we paid MinQuest $12,500. In order to earn a 100% interest in these two properties, we must pay MinQuest, Inc. and incur expenditures relating to mining operations in accordance with the following schedule: (i) on or before July 25, 2004, $20,000 to MinQuest and $75,000 in expenditures; (ii) on or before July 25, 2005, $20,000 to MinQuest and an additional $100,000 in expenditures; (iii) on or before July 25, 2006, $20,000 to MinQuest and an additional $100,000 in expenditures; (iv) on or before July 25, 2007, $20,000 to MinQuest and an additional $100,000 in expenditures; and (v) on or before July 25, 2008, an additional $125,000 in expenditures. If we have not incurred the requisite expenditures to maintain our option in good standing, we have a 60-day period subsequent to July 25th to make such payment along with such amount which shall be deemed to have been an expenditure incurred by us during such period. Since our payment obligations are no n-refundable, if we do not make any payments, we will lose any payments made and all our rights to the properties. If all said payments are made, then we will acquire all mining interests in the property, subject to MinQuest retaining a 3% royalty of the aggregate proceeds received by us from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties. Pursuant to the Property Option Agreement, we have a one-time option to purchase up to 2% of MinQuest's royalty interest at a rate of $1,000,000 for each 1%. We must exercise our option 90 days following completion of a bankable feasibility study.

With the expertise provided by our Board of Directors and consulting geology professionals, all of whom have been compensated by way of the company stock option plan, we now have the expertise required to decide if we should invest in a particular project. This decision will be based on information that will be provided by the vendor or the project and by information collected by our experts through independent due diligence, and include at least the following:

-    A description of the project and the location of the property;

-    The lands that will be subject to the exploration project;
- The royalties, net profit interest or other charges applicable to the subject lands;
- The estimated cost of any geophysical work contemplated; and - The estimated acquisition costs, exploration costs and development costs of the property.

In July 2003, members of our Board of Directors and geology team made an onsite inspection of both properties optioned by the company from MinQuest. From this visit, an exploration plan was determined and a schedule to begin work on the properties was organized to commence in the month of September 2003. On September 19, 2003 the company announced that an exploration program consisting of geologic mapping and surface geochemical sampling was underway on the Bruner property and that a GPS controlled ground magnetics survey was scheduled for later that month. Since then, a ground magnetics survey and detailed mapping and rock chip geochemical sampling of the western portion of the claim block on the Bruner property has been completed. The magnetics indicate the presence of northwesterly and northerly trending faults under the pediment cover that may host gold mineralization. Geologic mapping of rocks exposed in the western portion of the Patriot held claims show several small quartz bearing structures trending northwest and dipping steeply to the northeast. These small structures are thought to be related to a much larger fault-hosted vein system under gravel cover in the broad valley south of the mapping. Approximately 1 square mile of ground magnetics was completed at Bruner. The survey was done on 50 meter spaced lines, run north-south using a GPS controlled Geometrics magnetometer. The interpretation shows numerous northwest and north-south trending magnetic lows associated with faults. To the southeast, under gravel cover, is a much more continuous northwest trending feature that has not been drill tested, and data is sufficiently encouraging that an expanded CSMT survey is recommended to trace these structures in the third dimension. Three or four north-south lines of CSMT are scheduled and further work is ongoing.

At the Vernal property, mapping and sampling has been initiated. Poorly exposed sheeted quartz veining in rhyolitic volcanics assayed up to 0.42 oz/ton gold and
0.17 oz/ton silver in initial sampling. The gold/silver ratios indicate we are very high in the hydrothermal system at Vernal and additional mapping and sampling is ongoing.


Letter of Intent

In November 2003 we executed a letter of intent to purchase a 100% interest in a mining property located in the historic Oatman gold mining district in Arizona. Work already completed on this property includes a pre-feasibility study as well as 36,000 feet of primarily reverse circulation drilling which was done over twenty years ago. A drill indicated estimate has already been established and the deposit remains open along strike which means further drilling may be able to expand this estimate.

The letter of intent grants us an exclusive right to close on the purchase of the property for six months from the date the contract is executed. We are currently in the process of preparing and negotiating the purchase contract for the property.

We will require additional capital to fund our operations. A private placement consummated in November 2003, generated an aggregate of $1,080,000.00 of gross proceeds through the issuance of shares of common stock and warrants, and a further $1,723,650.00 was collected from the exercise of stock options issued under the company's stock option plan. We cannot be certain that any additional financing will be available to us. However, notwithstanding the going concern opinion we have received from our auditors, we believe that the funds that we now have on hand exceed our anticipated obligations for the next 12 months.

As of the date hereof, we have not made any arrangements or definitive agreements to use outside advisors or consultants to raise any capital. In the event we need to raise capital, most likely the only method available to us would be through the private sale of our securities. Because of our nature as a development-stage company, it is unlikely we could make a public sale of securities or be able to borrow any significant sum, from either a commercial or private lender. There can be no assurance that we will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to us.

We do not intend to use any employees, with the exception of part-time clerical assistance on an as-needed basis. Outside advisors, attorneys or consultants will only be used if they can be obtained for a minimal cost or for a deferred payment basis. Management is confident that it will be able to operate in this manner and continue during the next twelve months.

RESULTS OF OPERATIONS

During the three and six months ended November 30, 2003, we incurred a net loss of $1,262,813 and $1,453,800, respectively compared to a net loss of $13,625 and $14,825, for the comparative periods in 2002. During the years ended May 31, 2003 and 2002, we incurred a net loss of $23,302 and $2,630, respectively. Until the execution of the Property Option Agreement with Minquest, we had no operations, so our net loss for the three and six months ended November 30, 2002 and the two years ended May 31, 2003 and 2002 were a result of professional services and administrative expenses.

REVENUES

We had no revenues for the three and six months ended November 30, 2003 and 2002 and for the two years ending May 31, 2003 and 2002.

COST OF REVENUE

There was no cost of revenue for the three and six months ended November 30, 2003 and 2002 and for the two years ending May 31, 2003 and 2002.

GENERAL AND ADMINISTRATIVE EXPENSES

For the three and six months ended November 30, 2003, general and administrative expenses (G&A) were $1,262,813 and $1,453,800, respectively, compared to $13,625 and $14,825 for the three and six months ended November 30, 2002. For the years ended May 31, 2003 and 2002, general and administrative expenses were $23,302 and $2,630. The increase in G&A expenses from 2002 to 2003 is largely attributable to $1,239,556 in consulting fees as a result of the issuance of stock options. We expect such expenses to continue in future periods.


LIQUIDITY AND CAPITAL RESOURCES

Our balance sheet as of November 30, 2003 reflects assets of $759,083 consisting of $715,651 in cash, $42,757 in mine development costs and $675 in receivables. Total liabilities on the balance sheet as of November 30, 2003 reflect current liabilities of $16,534, consisting of accounts payable.

Cash and cash equivalents from inception to date have been insufficient to provide the operating capital necessary to operate. In November 2003 we issued 864,000 shares of common stock and 864,000 Class A warrants, 864,000 Class B warrants, 864,000 Class C warrants and 864,000 Class D warrants. This private offering generated gross proceeds of $1,080,000.00. The Class A-1 warrants are exercisable on November 27, 2004 for a period of five years at an exercise price of $1.40 per share of common stock; the Class B-1 warrants are exercisable on November 27, 2005 for a period of four years at an exercise price of $1.45; the Class C-1 warrants are exercisable on November 27, 2006 for a period of three years an at exercise price of $1.50; and the Class D-1 warrants are exercisable on November 27, 2007 for a period of two years at an exercise price of $1.55. The Company has the right, in its sole discretion, to accelerate the exercise date of the warrants, to decrease the exercise price of the warrants and/or extend the expiration date of the warrants.

During the quarter ended November 30, 2003, $1,710,250 was obtained from the exercise of stock options issued under our stock option plan.

Going Concern Consideration

As indicated in the accompanying balance sheet, as of November 30, 2003 we had $715,651 cash available and accounts payable of $16,534. The cash was as a result of the private placement, which was closed in November 2003. Management believes that the gross proceeds of $1,080,000 plus the remaining cash from the private placement we closed in July 2003 (in which we generated $367,500) will be sufficient to continue our planned activities for the remainder of the current fiscal year. In addition, a further $1,723,650.00 was obtained from the exercise of stock options issued under the company's stock option plan. However, we anticipate generating losses and therefore we may be unable to continue operations in the future as a going concern. In addition, if we want to maintain our interest in the MinQuest property,on or before July 25, 2004 we are required to incur no less than $75,000 in expenditures in connection with mining operations as well as paying MinQuest $20,000. Our plans to deal with this uncertainty include raising additional capital or entering into a strategic arrangement with a third party. There can be no assurance that our plans can be realized. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities that could result should be unable to continue as a going concern.

Accordingly, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-balance sheet arrangements

We have no off-balance sheet arrangements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction or series of transactions in which the amount involved exceeded $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Our directors are party to a Shareholders' Agreement pursuant to which they agreed to vote the 3,000,000 shares they each received from Bruce Johnstone for each other. They also agreed not to sell or otherwise dispose of such shares.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Over the Counter Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "PGOL.OB". The Over the Counter Bulletin Board is maintained by the Nasdaq Stock Market, but does not have any of the quantitative or qualitative standards such as those required for companies listed on the Nasdaq Small Cap Market or National Market System. The high and low bid prices for our common stock for the periods indicated below are as follows:

YEAR     QUARTER            HIGH         LOW

2000     Fourth               0            0
2001     First                0            0
2001     Second               0            0
2001     Third                0            0
2001     Fourth            0.01         0.01

2002     First             0.01         0.01
2002     Second            0.01         0.01
2002     Third             0.01         0.01
2002     Fourth            0.01         0.01
2003     First             0.01         0.01
2003     Second            01.05        0.01
2003     Third             2.03         1.02
2003     Fourth            2.05         1.30

The  above   quotations   reflect  the   inter-dealer   prices   without  retail
mark-up,mark-down or commissions and may not represent actual transactions.

Our Transfer Agent

We have appointed Holladay Stock Transfer, Inc., with offices at 2939 North 67th Place, Scottsdale, Arizona, 85215, phone number 480-481-3940, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

As of January 27, 2004, the shareholders' list of our common shares showed 77 registered shareholders and 27,719,400 shares outstanding.

                             EXECUTIVE COMPENSATION

We have not paid, nor do we owe, any compensation to our executive officer for the year ended May 31, 2003. We have not paid any compensation to our officers for the last three fiscal years.

We have no employment agreements with any of our executive officers or employees.

On June 12, 2003, we issued 13,500,000 Series A 7% Redeemable Preferred Shares to Mr. Bruce Johnstone, who was our sole officer and a director from October 2002 until July 2003. Mr. Johnstone exchanged all his preferred shares for 13,500,000 shares of common stock. Of said shares, he transferred 3,000,000 to each of our current directors.

Bruce Johnstone, our sole officer as of the end of our last completed fiscal year, was not granted any options or SARs.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)

                                       -:-

                          INDEPENDENT AUDITOR'S REPORT

                              MAY 31, 2003 AND 2002

                                                     CONTENTS

                                                                                                          Page

Independent Auditor's Report...............................................................................F - 1

Balance Sheets
May 31, 2003 and 2002......................................................................................F - 2

Statements of Operations for the
   Year Ended May 31, 2003 and 2002........................................................................F - 3

Statement of Stockholders' Equity
   Since November 30, 1998 (Inception) to May 31, 2003.....................................................F - 4

Statements of Cash Flows for the
   Year Ended May 31, 2003 and 2002........................................................................F - 6

Notes to Financial Statements..............................................................................F - 7

                          INDEPENDENT AUDITOR'S REPORT


Patriot Gold Corp.
(Formerly Northern Ostrich Corp.)
(A Development Stage Company)

         We have audited the accompanying balance sheet of Patriot Gold Corp. (Formerly Northern Ostrich Corp.) (A Development Stage Company) as of May 31, 2003 and 2002, and the related statements of operations and cash flows for the two years ended May 31, 2003 and 2002, and the statements of stockholders' equity since November 30, 1998 (inception) to May 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patriot Gold Corp. (Formerly Northern Ostrich Corp.) (A Development Stage Company) as of May 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended May 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                    Respectfully Submitted,


                                                    /s/ Robison, Hill & Co.
                                                    Certified Public Accountants
Salt Lake City, Utah
August 13, 2003

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                                 BALANCE SHEETS

                                                                                            May 31,
                                                                             --------------------------------------
                                                                                    2003                2002
                                                                             ------------------  ------------------

Current Assets - Cash & Cash Equivalents                                     $                -  $                -
                                                                             ------------------  ------------------

Total Assets:                                                                $                -  $                -
                                                                             ==================  ==================

Liabilities - Accounts Payable                                               $           14,059  $            6,816
                                                                             ------------------  ------------------

Stockholders' Equity:
   Preferred Stock, Par Value $.001
      Authorized 20,000,000 shares,
      No shares issued at May 31, 2003 and 2002                                               -                   -
  Common Stock, Par Value $.001
    Authorized 100,000,000 shares,
    Issued 15,230,400 shares at
    May 31, 2003 and 2002                                                                15,230              15,230
  Paid-In Capital                                                                        45,810              41,838
  Currency Translation Adjustment                                                        (4,274)            (16,361)
  Development Stage Deficit                                                             (29,743)             (6,441)
  Retained Deficit                                                                      (41,082)            (41,082)
                                                                             ------------------  ------------------

     Total Stockholders' Equity                                                         (14,059)             (6,816)
                                                                             ------------------  ------------------

     Total Liabilities and
       Stockholders' Equity                                                  $                -  $                -
                                                                             ==================  ==================



   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                                                                     Cumulative
                                                                                                       Since
                                                                                                    June 1, 2000
                                                                   For the Years Ended              Inception of
                                                                         May 31,                    Development
                                                          -------------------------------------
                                                                2003                2002               Stage
                                                          -----------------  ------------------  ------------------
Revenues                                                  $               -  $                -  $                -
Cost of Revenues                                                          -                   -                   -
                                                          -----------------  ------------------  ------------------

Gross Margin                                                              -                   -                   -

Expenses:
   General & Administrative                                          23,302               2,630              29,743
                                                          -----------------  ------------------  ------------------

Net Loss from Operations                                            (23,302)             (2,630)            (29,743)

Other Income (Expense)
   Interest, Net                                                          -                   -                   -
                                                          -----------------  ------------------  ------------------

     Net Loss                                             $         (23,302) $           (2,630) $          (29,743)
                                                          =================  ==================  ==================

Basic & Diluted loss per share                            $               -  $                -
                                                          =================  ==================













   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                           Deficit
                                                                                   Cumulative            Accumulated
                                                                                    Currency                During
                                  Preferred Stock      Common Stock        Paid-In Translation  Retained  Development
                                  Shares Par Value   Shares    Par Value   Capital  Adjustment   Deficit     Stage      Total
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------
Balance at November 30, 1998        --     $--           --     $  --      $  --      $  --      $  --      $  --      $  --
(inception)

November 30, 1998 Issuance of
  Stock for services and payment
  of accounts payable               --      --      1,000,000     1,000       --         --         --         --        1,000

April 1, 1999 Issuance of Stock
  for cash pursuant to private
  placement                         --      --      1,004,000     1,004     49,196       --         --         --       50,200

Net Loss                            --      --           --        --         --         --      (38,305)      --      (38,305)
Currency Translation Adjustment     --      --           --        --         --      (15,996)      --         --      (15,996)
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------
Total Comprehensive Loss            --      --           --        --         --      (15,996)   (38,305)      --      (54,301)
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------

Balance at May 31, 1999             --      --      2,004,000     2,004     49,196    (15,996)   (38,305)      --       (3,101)

Retroactive Adjustment for 1:7.6
   Stock Split June 17, 2003        --      --     13,226,400    13,226    (13,226)      --         --         --         --
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------

Restated Balance May 31, 1999       --      --     15,230,400    15,230     35,970    (15,996)   (38,305)      --       (3,101)

Net Loss                            --      --           --        --         --         --       (2,777)      --       (2,777)
Currency Translation Adjustment     --      --           --        --         --         (489)      --         --         (489)
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------
Total Comprehensive Loss            --      --           --        --         --         (489)    (2,777)      --       (3,266)
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------

Balance at May 31, 2000             --      --     15,230,400    15,230     35,970    (16,485)   (41,082)      --       (6,367)

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Continued)

                                                                                                           Deficit
                                                                                   Cumulative            Accumulated
                                                                                    Currency                During
                                  Preferred Stock      Common Stock        Paid-In Translation  Retained  Development
                                  Shares Par Value   Shares    Par Value   Capital  Adjustment   Deficit     Stage      Total
                                   -----   -----   ----------   -------    -------    -------    -------    -------    -------
Contributed Capital                 --     $--           --     $  --     $ 3,788   $  --      $  --      $  --      $ 3,788

Net Loss                            --      --           --        --        --        --         --       (3,811)    (3,811)
Currency Translation Adjustment     --      --           --        --        --         172       --         --          172
                                   -----   -----   ----------   -------   -------   -------    -------    -------    -------
Total Comprehensive Loss            --      --           --        --        --         172       --       (3,811)    (3,639)
                                   -----   -----   ----------   -------   -------   -------    -------    -------    -------

Balance at May 31, 2001             --      --     15,230,400    15,230    39,758   (16,313)   (41,082)    (3,811)    (6,218)

Contributed Capital                 --      --           --        --       2,080      --         --         --        2,080

Net Loss                                    --           --        --        --        --         --       (2,630)    (2,630)
Currency Translation Adjustment     --      --           --        --        --         (48)      --         --          (48)
                                   -----   -----   ----------   -------   -------   -------    -------    -------    -------
Total Comprehensive Loss            --      --           --        --        --         (48)      --       (2,630)    (2,678)
                                   -----   -----   ----------   -------   -------   -------    -------    -------    -------

Balance at May 31, 2002             --      --     15,230,400    15,230    41,838   (16,361)   (41,082)    (6,441)    (6,816)

Contributed Capital                 --      --           --        --       3,972      --         --         --        3,972

Net Loss                                    --           --        --        --        --         --      (23,302)   (23,302)
Currency Translation Adjustment     --      --           --        --        --      12,087       --         --       12,087
                                   -----   -----   ----------   -------   -------   -------    -------    -------    -------
Total Comprehensive Loss            --      --           --        --        --      12,087       --      (23,302)   (11,215)
                                   -----   -----   ----------   -------   -------   -------    -------    -------    -------

Balance at May 31, 2003             --     $--     15,230,400   $15,230   $45,810   $(4,274)   $(41,082)  $(29,743)  $(14,059)
                                   =====   =====   ==========   =======   =======   =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                                     Cumulative
                                                                                                       Since
                                                                                                    June 1, 2000
                                                                   For the Years Ended              Inception of
                                                                         May 31,                    Development
                                                          -------------------------------------
                                                                2003                2002               Stage
                                                          -----------------  ------------------  ------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                                  $         (23,302) $           (2,630) $          (29,743)
Adjustments to reconcile net loss to net
cash used in operating activities:
   Currency translation adjustment                                   12,087                 (48)             12,234
   Increase (Decrease) in accounts payable                            7,243                 598               7,669
   Issuance of common stock for expenses                                  -                   -                   -
                                                          -----------------  ------------------  ------------------
  Net Cash Used in operating activities                              (3,972)             (2,080)             (9,840)
                                                          -----------------  ------------------  ------------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash used in investing activities                                     -                   -                   -
                                                          -----------------  ------------------  ------------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from contributed capital                                     3,972               2,080               9,840
                                                          -----------------  ------------------  ------------------
Net Cash Provided by Financing Activities                             3,972               2,080               9,840
                                                          -----------------  ------------------  ------------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                               -                   -                   -
Cash and Cash Equivalents
  at Beginning of Period                                                  -                   -                   -
                                                          -----------------  ------------------  ------------------
Cash and Cash Equivalents
  at End of Period                                        $               -  $                -  $                -
                                                          =================  ==================  ==================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                $               -  $                -  $                -
  Income taxes                                            $               -  $                -  $                -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None

   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED MAY 31, 2003 AND 2002

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Patriot Gold Corp. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Going Concern

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

         Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $30,000 for the period from June 1, 2000 (inception of development stage) to May 31, 2003 and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

         The Company's future capital requirements will depend on numerous factors including, but not limited to, locating a merger or acquisition candidate and/or acquiring interests in various business opportunities.

         These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

         If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED MAY 31, 2003 AND 2002

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of Nevada on November 30, 1998. On June 11, 2003, the Company changed its name to Patriot Gold Corp.

Nature of Business

         The Company has no products or services as of May 31, 2003. The Company operated from November 30, 1998 through approximately May 31, 2000 in the production of ostrich meat. Since June 1, 2000, the Company has ceased operations and is in the development stage.

         The Company has recently decided to become a natural resource exploration company and will seek opportunities in this field. The Company anticipates engaging in the acquisition, exploration, and if warranted and feasible, development of natural resource properties.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

         The Company's primary functional currency is the Canadian dollar. Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are translated at year-end exchange rates while income and expense accounts are translated at average rates in effect during the year. Gains and losses on translation are included in income.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED MAY 31, 2003 AND 2002
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Loss per Share

         The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                                                                                     Per-Share
                                                              Income              Shares               Amount
                                                              ------              ------               ------
                                                           (Numerator)         (Denominator)

                                                                      For the Year Ended May 31, 2003
Basic Loss per Share
Loss to common shareholders                             $          (23,302)          15,230,400  $                -
                                                        ==================  ===================  ==================

                                                                      For the Year Ended May 31, 2002
Basic Loss per Share
Loss to common shareholders                             $           (2,630)          15,230,400  $                -
                                                        ==================  ===================  ==================

         There are no dilutive potential common stock equivalents as of May 31, 2003 and 2002. The effect of any outstanding common stock equivalents would be anti-dilutive for May 31, 2003 and 2002 and are thus not considered.

Comprehensive Income

         The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Consolidated Statement of Stockholders' Equity. Comprehensive income is comprised of net income (loss) and all changes to capital deficit except those resulting from investments by owners and distribution to owners.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED MAY 31, 2003 AND 2002
                                   (Continued)

NOTE 2 - INCOME TAXES

         As of May 31, 2003, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $70,825 that may be offset against future taxable income through 2022. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - DEVELOPMENT STAGE COMPANY/ GOING CONCERN

         The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. Continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to be successful in its planned activity, and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year.

NOTE 4 - COMMITMENTS

         As of May 31, 2003, all activities of the Company have been conducted by corporate officers from either their homes or business offices. There are no commitments for future use of the facilities.

NOTE 5 - STOCK OPTIONS

         Pursuant to a 2003 Stock Option Plan, grants of shares can be made to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("Code") or as non-qualified stock options. The Plan is administered by the Option Committee of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. Currently the entire Board functions as the Committee.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED MAY 31, 2003 AND 2002
                                   (Continued)

NOTE 5 - STOCK OPTIONS (Continued)
----------------------

         In order to exercise an option granted under the Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) with the approval of the Committee, with monies borrowed from us.

         Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Committee may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Committee shall deem advisable.

         On May 26, 2003, the Board of Directors approved a stock option plan whereby 2,546,000 common shares have been set aside for employees and consultants to be distributed at the discretion of the Board of Directors. Subsequent to year end, 2,365,000 stock options were granted to various directors and consultants for an exercise price ranging from $0.05 to $1.03 per share.

NOTE 6 - COMMON STOCK TRANSACTIONS

         The Company was incorporated to allow for the issuance of up to 100,000,000 shares of $.001 par value common stock (as amended).

         At inception,  the Company issued  7,600,000  shares of common stock to its officers and directors for services performed and payments made on the Company's behalf during its formation. This transaction was valued at approximately $.001 per share or an aggregate approximate $1,000.

         On February 8, 1999, to provide initial working capital, the Company authorized a private placement sale of an aggregate of 7,600,000 (1,000,000 pre-split) shares of common stock at approximately $.05 per share. The private placement was completed April 1, 1999 and 7,630,400 shares were issued for approximately $50,200 in proceeds to the Company which were primarily used to pay operating expenses.

                               PATRIOT GOLD CORP.
                        (Formerly Northern Ostrich Corp.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED MAY 31, 2003 AND 2002
                                   (Continued)

NOTE 7 - PREFERRED STOCK

         The Company has authorized a total of 20,000,000 shares of Series A 7% Redeemable Preferred Stock with a par value of $.001. As of May 31, 2003, no preferred shares were issued.

         The Corporation is under no obligation to pay dividends on the Series A Redeemable Preferred Stock, and the stock is redeemable at the option of the Company.

         In the event of any liquidation, dissolution or winding-up of the Corporation, the holders of outstanding shares of Series A Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, before any payment shall be made to or set aside for holders of the Common Stock, at an amount of $.001 plus any unpaid and accrued dividends per share.

         A holder of Series A Preferred has the right to one vote per share in the case of matters provided for in the General Corporation Law of the State of Nevada or the Amended and Restated Articles of Incorporation or Bylaws to be voted on by the holders of the Series A Preferred Stock as a separate class. In the case of matters to be voted on by the holders of Common Stock and the holders of Series A Preferred voting together as a single class, each share of Series A Preferred, has full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock.

NOTE 8 - SUBSEQUENT EVENTS

         On June 11, 2003, the Company filed amended articles of incorporation with the State of Nevada changing the Company's name to Patriot Gold Corp.

         On June 17, 2003, the Company approved a forward split at a rate of one for seven and six- tenths so that each share of common stock will be equal to
7.6 shares. All references to shares in the accompanying financial statements have been adjusted for the stock split.

                         INDEPENDENT ACCOUNTANT'S REPORT

Patriot Gold Corp.
(A Development Stage Company)


         We have reviewed the accompanying balance sheet of Patriot Gold Corp. (a development stage company) as of November 30, 2003, and the related statement of operations for the three and six months ended November 30, 2003 and 2002 and the statement of cash flows for the six month periods ended November 30, 2003 and 2002. These financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

         We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of Patriot Gold Corp. (a development stage company) as of May 31, 2003, and the related statements of operations, cash flows, and stockholders' equity for the year then ended (not presented herein); and in our report dated August 13, 2003, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of May 31, 2003, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

         Note 1 of the Company's audited financial statements as of May 31, 2003, and for the year then ended discloses that the Company has suffered recurring losses from operations and has no established source of revenue at May 31, 2003. Our auditors' report on those financial statements includes an explanatory paragraph referring to the matters in Note 1 of those financial statements and indicating that these matters raised substantial doubt about the Company's ability to continue as a going concern. As indicated in Note 1 of the Company's unaudited interim financial statements as of November 30, 2003, and for the three and six months then ended, the Company has continued to suffer recurring losses from operations and still has no established source of revenue at November 30, 2003. The accompanying interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                    Respectfully Submitted,


                                                    \s\ Robison, Hill & Co.
                                                    Certified Public Accountants

Salt Lake City, Utah
January12, 2004

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                                   (Unaudited)

                                                                                November 30,          May 31,
                                                                             ------------------  ------------------
                                                                                    2003                2003
                                                                             ------------------  ------------------
ASSETS:
Current Assets:
    Cash                                                                     $          715,651  $                -
    Receivables                                                                             675                   -

Other Assets:
    Mine Development Costs                                                               42,757                   -
                                                                             ------------------  ------------------

Total Assets                                                                 $          759,083  $                -
                                                                             ==================  ==================


LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
    Accounts Payable                                                         $           16,534  $           14,059
                                                                             ------------------  ------------------



Stockholders' Equity:
   Preferred Stock, Par Value $.001
      Authorized 20,000,000 shares,
      No shares issued at November 30, 2003
      and May 31, 2003                                                                        -                   -
  Common Stock, Par Value $.001
    Authorized 100,000,000 shares,
    Issued 27,699,400 and 15,230,400 shares at
    November 30, 2003 and May 31, 2003                                                   27,699              15,230
  Paid-In Capital                                                                     4,585,225              45,810
  Stock Subscription Receivable                                                      (2,345,750)                  -
  Currency Translation Adjustment                                                             -              (4,274)
  Development Stage Deficit                                                          (1,483,543)            (29,743)
  Retained Deficit                                                                      (41,082)            (41,082)
                                                                             ------------------  ------------------

     Total Stockholders' Equity                                                         742,549             (14,059)
                                                                             ------------------  ------------------

     Total Liabilities and Stockholders' Equity                              $          759,083  $                -
                                                                             ==================  ==================


   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                                          Cumulative
                                                                                                             Since
                                       For the Three Months               For the Six Months             June 1, 2000
                                               Ended                             Ended                   Inception of
                                           November 30,                      November 30,                 Development
                                 --------------------------------- ---------------------------------
                                       2003             2002             2003             2002               Stage
                                 ----------------- --------------- ----------------- ---------------   -----------------
Revenues                         $               - $             - $               - $             -   $               -
Cost of Revenues                                 -               -                 -               -                   -
                                 ----------------- --------------- ----------------- ---------------   -----------------

Gross Margin                                     -               -                 -               -                   -

Expenses:
    Selling & Marketing                          -               -                 -               -                   -
   General & Administrative              1,262,813          13,625         1,453,800          14,825           1,483,543
                                 ----------------- --------------- ----------------- ---------------   -----------------

Net Loss from Operations                (1,262,813)        (13,625)       (1,453,800)        (14,825)         (1,483,543)

Other Income (Expense)
   Interest, Net                                 -               -                 -               -                   -
                                 ----------------- --------------- ----------------- ---------------   -----------------

     Net Loss                    $      (1,262,813)$       (13,625)$      (1,453,800)$       (14,825)  $      (1,483,543)
                                 ================= =============== ================= ===============   =================


Basic & Diluted loss per
    Share                        $           (0.05)$             - $           (0.08)$             -
                                 ================= =============== ================= ===============


Weighed Average Shares
    Outstanding                         25,593,499      15,504,000        18,186,094      15,504,000
                                 ================= =============== ================= ===============










   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                     Cumulative
                                                                                                       Since
                                                                                                    June 1, 2000
                                                                For the Six Months Ended            Inception of
                                                                      November 30,                  Development
                                                          -------------------------------------
                                                                2003                2002               Stage
                                                          -----------------  ------------------  ------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                                  $      (1,453,800) $          (14,825) $       (1,483,543)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
   Currency Translation Adjustment                                    4,274              12,930              16,508
   Compensation Expense of Stock Options                          1,380,659                   -           1,380,659
   Common Stock Issued for Services                                  13,500                   -              13,500

Change in Operating Assets and Liabilities:
   (Increase) Decrease in Receivables                                  (675)                  -                (675)
   Increase (Decrease) in Accounts Payable                            2,475                 (75)             10,144
                                                          -----------------  ------------------  ------------------

  Net Cash Used in Operating Activities                             (53,567)             (1,970)            (63,407)
                                                          -----------------  ------------------  ------------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Mine Development Costs                                              (42,757)                  -             (42,757)
                                                          -----------------  ------------------  ------------------

  Net Cash Used in Investing Activities                             (42,757)                  -             (42,757)
                                                          -----------------  ------------------  ------------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from Sale of Common Stock                                  811,975                   -             811,975
Proceeds from Contributed Capital                                         -               1,970               9,840
                                                          -----------------  ------------------  ------------------

  Net Cash Provided by Financing Activities                         811,975               1,970             821,815
                                                          -----------------  ------------------  ------------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                         715,651                   -             715,651
Cash and Cash Equivalents
  at Beginning of Period                                                  -                   -                   -
                                                          -----------------  ------------------  ------------------
Cash and Cash Equivalents
  at End of Period                                        $         715,651  $                -  $          715,651
                                                          =================  ==================  ==================

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                   (Continued)
                                   (Unaudited)

                                                                                                     Cumulative
                                                                                                       Since
                                                                                                    June 1, 2000
                                                                For the Six Months Ended            Inception of
                                                                      November 30,                  Development
                                                          -------------------------------------
                                                                2003                2002               Stage
                                                          -----------------  ------------------  ------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                $               -  $                -  $                -
  Income taxes                                            $               -  $                -  $                -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:

         During 2003, the Company granted 3,735,000 stock options to various directors and consultants for an exercise price ranging from $0.05 to $1.50 per share. Consulting expense of $1,380,659 was recorded.

         On June 11, 2003, the Company issued 13,500,000 shares of preferred stock to its president for services rendered. Consulting expense of $13,500 was recorded.

         On July 25, 2003, the Company issued 350,000 Class A warrants, 350,000 Class B warrants, 350,000 Class C warrants, and 350,000 Class D warrants. Each warrant is exercisable, commencing October 25, 2003, for a period of three years at a price of $1.40, $1.45, $1.50 and $1.55, respectively, for one share of common stock.

         On November 27, 2003, the Company issued 864,000 Class A warrants, 864,000 Class B warrants, 864,000 Class C warrants, and 864,000 Class D warrants. The Class A warrants are exercisable on November 27, 2004 for a period of five years at an exercise price of $1.40 per share of common stock; the Class B warrants are exercisable on November 27, 2005 for a period of four years at an exercise price of $1.45; the Class C warrants are exercisable on November 27, 2006 an at exercise price of $1.50; and the Class D warrants are exercisable on November 27, 2007 at an exercise price of $1.55. The Company has the right, in its sole discretion, to accelerate the exercise date of the warrants, to decrease the exercise price of the warrants and/or extend the expiration date of the warrants.





   The accompanying notes are an integral part of these financial statements.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Patriot Gold Corp. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

         The unaudited financial statements as of November 30, 2003 and for the three and six month period then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the three and six months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Nature of Operations and Going Concern

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

         Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of $1,481,871 for the period from June 1, 2000 (inception of development stage) to November 30, 2003 and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. However, management believes that the money raised from the private placements in July and November 2003, will be sufficient to continue planned operations for the remainder of the current fiscal year.

         The Company's future capital requirements will depend on numerous factors including, but not limited to, acquiring interests in various mining opportunities and the success of its current mining operations.

         These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Nature of Operations and Going Concern (Continued)

         If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of Nevada on November 30, 1998. On June 11, 2003, the Company changed its name to Patriot Gold Corp.

Nature of Business

         The Company has no products or services as of November 30, 2003. The Company operated from November 30, 1998 through approximately May 31, 2000 in the production of ostrich meat. Since June 1, 2000, the Company has ceased operations and is in the development stage.

         The Company has recently decided to become a natural resource exploration company and will seek opportunities in this field. The Company is currently engaging in the acquisition, exploration, and if warranted and feasible, development of natural resource properties.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Foreign Currency Translation

         The Company's primary functional currency is the U.S. dollar. Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are translated at year-end exchange rates while income and expense accounts are translated at average rates in effect during the year. Gains and losses on translation are included in income.

Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Loss per Share

         Net income (loss) per share is computed by dividing the net income by the weighted average number of shares outstanding during the period. The effect of the Company's common stock equivalents would be anti-dilutive for November 30, 2003 and 2002 and are thus not considered.

Comprehensive Income

         The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Consolidated Statement of Stockholders' Equity. Comprehensive income is comprised of net income (loss) and all changes to capital deficit except those resulting from investments by owners and distribution to owners.

Stock Options

         The Company has adopted SFAS No. 123, "Stock Option and Purchase Plans", which establishes standards for reporting compensation expense for stock options that have been issued. The fair value of each grant is equal to the market price of the Company's stock on the date of grant if an active market exists or at a value determined in an arms length negotiation between the Company and the non-employee.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Advertising Costs

         Advertising costs are expensed as incurred. There was no advertising expense for the three and six months ended November 30, 2003 and 2002.

NOTE 2 - INCOME TAXES

         As of November 30, 2003, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $1,524,625 that may be offset against future taxable income through 2022. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - DEVELOPMENT STAGE COMPANY

         The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. Continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to be successful in its planned activity, and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year.

NOTE 4 - COMMITMENTS

         As of November 30, 2003, all activities of the Company have been conducted by corporate officers from either their homes or business offices. There are no commitments for future use of the facilities.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 5 - STOCK OPTIONS / WARRANTS

         Pursuant to a 2003 Stock Option Plan, grants of shares can be made to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("Code") or as non-qualified stock options. The Plan is administered by the Option Committee of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. Currently the entire Board functions as the Committee.

         In order to exercise an option granted under the Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) with the approval of the Committee, with monies borrowed from us.

         Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Committee may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Committee shall deem advisable.

          On May 26, 2003, the Board of Directors approved a stock option plan whereby 2,546,000 common shares have been set aside for employees and consultants to be distributed at the discretion of the Board of Directors. On September 22, 2003, the Board of Directors amended the stock option plan to allow 3,000,000 additional options. As of November 30, 2003, 3,735,000 stock options were granted to various directors and consultants for an exercise price ranging from $.05 to $1.50 per share. Compensation expense of $1,380,659 has been recorded in connection with the granting of the stock options.

         On July 25, 2003, the Company issued 350,000 Class A warrants, 350,000 Class B warrants, 350,000 Class C warrants, and 350,000 Class D warrants. Each warrant is exercisable, commencing October 25, 2003, for a period of three years at a price of $1.40, $1.45, $1.50 and $1.55, respectively, for one share of common stock.

         On November 27, 2003, the Company issued 864,000 Class A warrants, 864,000 Class B warrants, 864,000 Class C warrants, and 864,000 Class D warrants. The Class A warrants are exercisable on November 27, 2004 for a period of five years at an exercise price of $1.40 per share of common stock; the Class B warrants are exercisable on November 27, 2005 for a period of four

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 5 - STOCK OPTIONS / WARRANTS (Continued)

years at an exercise price of $1.45; the Class C warrants are exercisable on November 27, 2006 an at exercise price of $1.50; and the Class D warrants are exercisable on November 27, 2007 at an exercise price of $1.55. The Company has the right, in its sole discretion, to accelerate the exercise date of the warrants, to decrease the exercise price of the warrants and/or extend the expiration date of the warrants.

         The following table sets forth the options and warrants outstanding as of November 30, 2003 and May 31, 2003:

                                                                                    November 30,            May 31,
                                                                                        2003                  2003
                                                                                --------------------    ----------------
Options & warrants outstanding, beginning of year                                                  -                   -

         Granted                                                                           8,591,000                   -
         Expired                                                                                   -                   -
         Exercised                                                                        (3,075,000)                  -
                                                                                --------------------    ----------------
Options & warrants outstanding, end of year                                                5,516,000                   -
                                                                                ====================    ================

Exercise price for options & warrants outstanding, end of year                  $.05 to $1.55                          -
                                                                                ====================    ================

NOTE 6 - COMMON STOCK TRANSACTIONS

         The Company was incorporated to allow for the issuance of up to 100,000,000 shares of $.001 par value common stock (as amended).

         At inception,  the Company issued  7,600,000  shares of common stock to its officers and directors for services performed and payments made on the Company's behalf during its formation. This transaction was valued at approximately $.001 per share or an aggregate approximate $1,000.

         On February 8, 1999, to provide initial working capital, the Company authorized a private placement sale of an aggregate of 7,600,000 (1,000,000 pre-split) shares of common stock at approximately $.05 per share. The private placement was completed April 1, 1999 and 7,630,400 shares were issued for approximately $50,200 in proceeds to the Company which were primarily used to pay operating expenses.

         On June 12, 2003, the previous President of the Company, returned 5,320,000 (700,000 pre split) shares of common stock to the Company.

         On July 25, 2003, the Company issued 350,000 shares of common stock and 1,400,000 warrants for cash. Shares were issued for $1.05 per share.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 6 - COMMON STOCK TRANSACTIONS (Continued)

         On September 2, 2003, the Company's previous president converted his 13,500,000 shares of preferred stock into 13,500,000 shares of common stock

         During September, October and November 2003, 3,075,000 common shares were issued various directors and consultants in connection with the exercising of stock options. The exercise price ranged from $.05 to $1.50.

         On November 27, 2003, the Company issued 864,000 shares of common stock and 3,456,000 warrants for cash. Shares were issued for $1.25 per share.

NOTE 7 - PREFERRED STOCK

         The Company has authorized a total of 20,000,000 shares of Preferred Stock with a par value of $.001. As of November 30, 2003, there are no preferred shares outstanding.

         The Corporation is under no obligation to pay dividends on the Series A Redeemable Preferred Stock, and the stock is redeemable at the option of the Company.

         In the event of any liquidation, dissolution or winding-up of the Corporation, the holders of outstanding shares of Series A Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, before any payment shall be made to or set aside for holders of the Common Stock, at an amount of $.001 plus any unpaid and accrued dividends per share.

         A holder of Series A Preferred has the right to one vote per share in the case of matters provided for in the General Corporation Law of the State of Nevada or the Amended and Restated Articles of Incorporation or Bylaws to be voted on by the holders of the Series A Preferred Stock as a separate class. In the case of matters to be voted on by the holders of Common Stock and the holders of Series A Preferred voting together as a single class, each share of Series A Preferred, has full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock.

         On June 11, 2003, the Company issued 13,500,000 Series A shares of preferred stock to its president for services rendered and recorded $13,500 in consulting expenses. The Series A shares have non-cumulative dividends of 7% of the redemption price when declared by the Board. On September 2, 2003, the Company's previous president converted his 13,500,000 shares of preferred stock into 13,500,000 shares of common stock.

                               PATRIOT GOLD CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
                                   (Unaudited)

NOTE 8 - STOCK SPLIT

         On June 17, 2003, the Company approved a forward split at a rate of one for seven and six- tenths so that each share of common stock will be equal to
7.6 shares. All references to shares in the accompanying financial statements have been adjusted for the stock split.

NOTE 9 - CONTINGENT LIABILITIES

         The Company has executed an agreement to purchase 100% of the mining interests of two Nevada mineral exploration properties currently controlled by MinQuest, Inc. In order to earn a 100% interest in these two properties, we must pay MinQuest, Inc. and incur expenditures relating to mining operations in accordance with the following schedule: (i) on or before July 25, 2004, $20,000 to MinQuest and $75,000 in expenditures; (ii) on or before July 25, 2005, $20,000 to MinQuest and an additional $100,000 in expenditures; (iii) on or before July 25, 2006, $20,000 to MinQuest and an additional $100,000 in expenditures; (iv) on or before July 25, 2007, $20,000 to MinQuest and an additional $100,000 in expenditures; and (v) on or before July 25, 2008, an additional $125,000 in expenditures. If we have not incurred the requisite expenditures to maintain our option in good standing, we have a 60-day period subsequent to July 25th to make such payment along with such amount which shall be deemed to have been an expenditure incurred by us during such period. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments made and all our rights to the properties. If all said payments are made, then we will acquire all mining interests in the property, subject to MinQuest retaining a 3% royalty of the aggregate proceeds. The Company has the right at anytime to discontinue making the payments if the exploration is determined to be unfeasible. As of November 30, 2003, the Company has paid $42,757 in mine development costs.

NOTE 10 - SUBSEQUENT EVENTS

         On December 21, 2003, the Company issued 220,000 in additional stock options with an exercise price of $.75. Consulting expense of $227,304 will be recorded as a result of these stock options. Also, in December 2003, 20,000 options were exercised.

                                  LEGAL MATTERS

The legality of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Ehrenreich Eilenberg & Krause, LLP, New York, New York.


                       WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is therefore unenforceable.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee         $    790
Legal fees and expenses (1)         $ 15,000
Accounting fees and expenses (1)    $  2,500
Miscellaneous (1)                   $  1,000

Total (1)                           $ 19,290

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

On June 12, 2003, we issued 13,500,000 Series A 7% Redeemable Preferred Shares to Mr. Bruce Johnstone, a former director and officer. Each preferred share has the right to vote with the common shares on all matters requiring stockholder vote. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

On July 25, 2003 we issued 350,000 shares of common stock and 350,000 Class A warrants, 350,000 Class B warrants, 350,000 Class C warrants and 350,000 Class D warrants. Each warrant is exercisable, commencing October 25, 2003, for a period of three years at a price of $1.40, $1.45, $1.50, and $1.55, respectively, for one share of common stock. The issuance was made pursuant to an exemption under
Section 4(2) of the Securities Act of 1933, as amended.


On September 2, 2003, we executed and delivered an agreement with Bruce Johnstone, a former officer and director, whereby the 13,500,000 shares of Series A 7% Redeemable Preferred Stock held by Mr. Johnstone were exchanged for 13,500,000 shares of our common stock. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

On November 27, 2003 we issued to three non-United States accredited investors an aggregate of 864,000 shares of common stock and 864,000 Class A-1 warrants, 864,000 Class B-1 warrants, 864,000 Class C-1 warrants and 864,000 Class D-1 warrants. The Class A-1 warrants are exercisable on November 27, 2004 for a period of 5 years at an exercise price of $1.40 per share of common stock; the Class B-1 warrants are exercisable on November 27, 2005 for a period of 4 years at an exercise price of $1.45; the Class C-1 warrants are exercisable on November 27, 2006 for a period of 3 years at an exercise price of $1.50; and the Class D-1 warrants are exercisable on November 27, 2007 for a period of 2 years at an exercise price of $1.55 per share. The issuance was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT           DESCRIPTION

3.1      Articles of Incorporation of Registrant.*
3.2      Registrant's Restated Articles of Incorporation.**
3.3      By-Laws of Registrant.*
4.1      Specimen common stock certificate.*
4.2      Form of Class A Warrant****
4.3      Form of Class B Warrant****
4.4      Form of Class C Warrant****
4.5      Form of Class D Warrant****
4.6      Warrant Agreement - July 2003 private placement****
4.7      Form of Class A-1 Warrant
4.8      Form of Class B-1 Warrant
4.9      Form of Class C-1 Warrant
4.10     Form of Class D-1 Warrant
4.11     Warrant Agreement - November 2003 private placement****
5.1 Opinion of Ehrenreich Eilenberg & Krause, LLP regarding the legality of the securities being registered
10.1 Property Option Agreement dated as of July 25, 2003 between MinQuest Inc. and Patriot Gold Corporation****
10.2     Stock Option Plan***
10.3 Agreement dated as of September 2, 2003 by and between Patriot Gold Corp. and Bruce Johnstone******
10.4 Shareholders' Agreement dated as of January 22, 2004, among Patriot Gold Corp., Ron Blomkamp, Robert Sibthorpe and Robert Coale
23.1     Consent of Robison, Hill & Co.
23.2     Consent of Ehrenreich Eilenberg & Krause, LLP (included in Exhibit 5.1)

         *Previously filed with the Company's Form 10SB12g on June 25, 2001, SEC file number 0-32929.

         **Previously filed as an exhibit to the Company's Information Statement submitted to the SEC on May 21, 2003.

         *** Previously filed with the Company's Form S-8 filed on May 30, 2002, as amended by the Company's Post-Effective Amendment of Form S-8 filed on September 23, 2003.

         ****Previously filed as exhibits to the Company's May 31, 2003 Form 10-KSB submitted to the SEC on August 26, 2003.

         ****Previously filed as an exhibit to the Company's August 31, 2003 Form 10-QSB submitted to the SEC on October 14, 2003.

Item 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue. (C) Undertaking Required by Regulation S-B, Item 512(f)

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hasduly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Vancouver, British Columbia, on the 29 day of January, 2004.

                             PATRIOT GOLD CORP.

                             By: /s/
                             ----------------------------------
                             Ronald C. Blomkamp
                             President, Chief Executive Officer, Chief Financial Officer and Secretary (principal executive officer, principal financial officer and accounting officer)

                               POWER OF ATTORNEY

The undersigned directors and officers of PATRIOT GOLD CORP. hereby constitute and appoint Ronald C. Blomkamp, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                              DATE

------------------------------------------- ----------------------------------------- -----------------------------------------
                                            President, Chief Executive Officer,
                                            Chief Financial Officer and Secretary
/s/                                                                                   January 29, 2004
-------------------
Ronald C. Blomkamp
------------------------------------------- ----------------------------------------- -----------------------------------------

/s/
-------------------                         Director                                  January 29, 2004
Robert A. Sibthorpe
------------------------------------------- ----------------------------------------- -----------------------------------------

/s/                                         Director                                  January 29, 2004
-------------------
Robert D. Coale
------------------------------------------- ----------------------------------------- -----------------------------------------